Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2013, relating to our audits of the consolidated financial statements of CapLease Inc. as of and for the year ended December 31, 2012, and the financial statement schedules, and internal control over financial reporting, which are included in the June 14, 2013 Current Report on Form 8-K/A filed by VEREIT, Inc., which is incorporated by reference within this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ RSM US LLP

New York, New York

May 6, 2016